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                                                                  EXHIBIT (h)(3)

                               Amended Exhibit B
                                    to the
                 Amended and Restated Administration Agreement

                         EXCELSIOR INSTITUTIONAL TRUST
                         -----------------------------
                                  Income Fund
                                  Equity Fund
                            Total Return Bond Fund
                           International Equity Fund
                              Optimum Growth Fund
                               Value Equity Fund
                                High Yield Fund

     In consideration of the mutual covenants set forth in the Amended and Restated Administration Agreement dated as of July 31, 1998 among Excelsior Institutional Trust (the "Company"), Chase Global Funds Services Company ("CGFSC"), Federated Administrative Services ("FAS") and U.S. Trust Company ("U.S. Trust") (formerly known as U.S. Trust Company of Connecticut), the Company and U.S. Trust execute and deliver this Exhibit on behalf of the Funds, and with respect to any class or series thereof, first set forth in this Exhibit. Federated Services Company assumed all of the rights and obligations of FAS on _________, 2000 pursuant to an Assumption Agreement dated as of the same date.

     Pursuant to Section 3 of the Agreement, U.S. Trust agrees to provide facilities, equipment, and personnel to carry out the following administrative services to the Funds:

          Providing guidance and assistance in the preparation of SEC required reports and notices to shareholders of record and to the SEC including, without limitation, Semi-Annual and Annual Reports to Shareholders, Semi-Annual Reports on Form N-SAR, Proxy Statements and SEC share registration notices;

          Reviewing the Company's Registration Statement on Form N-1A or any replacement therefor;

          Consulting with the Funds and the Company's Board of Trustees, as appropriate, on matters concerning the administration and operation of the Funds;

          Monitoring the Company's arrangements with respect to services provided by certain organizations ("Service Organizations") under its Administrative Services Plan, provided that U.S. Trust will only be responsible for monitoring arrangements with Service Organizations with whom U.S. Trust has established the servicing relationship on behalf of the Company. With respect to such Service Organizations, U.S. Trust shall specifically monitor and review the services rendered by Service Organizations to their customers who are the beneficial owners of shares, pursuant to agreements between the Company and such Service Organizations ("Servicing Agreements"), including, without limitation, reviewing the qualifications of financial institutions wishing to be Service Organizations, assisting in the execution and delivery of Servicing Agreements, reporting to the Company's Board of Trustees with respect to the amounts
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paid or payable by the Company from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations, and maintaining appropriate records in connection with such duties.


     Witness the due execution hereof this ____ day of ________, 2000.


                              EXCELSIOR INSTITUTIONAL TRUST


                              ____________________________________
                              Name:
                              Title:


                              U.S. TRUST COMPANY


                              ____________________________________
                              Name:
                              Title:

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